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                                                                   EXHIBIT 10.18
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                            ASSET PURCHASE AGREEMENT

                                    BETWEEN

                        ADP CLAIMS SOLUTIONS GROUP, INC.

                                      AND

                           COOPERATIVE COMPUTING, INC



                        DATED AS OF NOVEMBER 20, 1997
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                            ASSET PURCHASE AGREEMENT


         AGREEMENT dated as of November 20, 1997 by and between ADP Claims Solutions Group, Inc., a Delaware corporation ("Seller"), and Cooperative Computing, Inc., a Delaware corporation, or a wholly-owned subsidiary thereof ("Buyer").

         WHEREAS, prior to acquiring the ARISB Business (as hereinafter defined) Seller, through its affiliate ADP Hollander, Inc., was in the business of providing (i) inventory and business management systems, (ii) parts locating networks, and (iii) parts interchange information to the automotive recycling industry in the United States and Canada, through its Hollander Yard Management System ("HYMS"), EDEN Parts Locating Network and Hollander Interchange Manuals (collectively, the "Original Business"); and

         WHEREAS, in April 1995 Seller acquired certain assets from AutoInfo, Inc., including the AutoInfo Interchange, the AutoInfo Yard Management System, the AutoInfo Communication Systems, the AutoInfo Parts Locator, Compass and the ARA Database Collector (collectively, the "Acquired Business") to augment the Original Business and provide additional services to the automotive recycling industry in the United States and Canada; and

         WHEREAS, Seller began operating the Original Business and the Acquired Business as a combined business (the "Business") without maintaining separate books and records for the Original Business and the Acquired Business; and

         WHEREAS, Seller has decided to sell Compass and Seller has entered into a Consent Order (as hereinafter defined) with the Federal Trade Commission (the "FTC"), pursuant to which Seller has agreed to divest itself of specified assets and properties from the Acquired Business -- the AutoInfo Interchange, the AutoInfo Yard Management System, the AutoInfo Communication Systems and the AutoInfo Parts Locator (collectively with Compass, the "ARISB Business") -- but may retain the remainder of the Business, including all assets and properties comprised by the Original Business (the "Retained Business"); and

         WHEREAS, Seller is, as of the date hereof, operating the ARISB Business as a separate entity; and

         WHEREAS, Seller desires to sell, and Buyer desires to purchase, all of the assets and properties specified in this Agreement as belonging to the ARISB Business, and not otherwise excluded by the terms of this Agreement, and in connection therewith, Buyer has agreed to assume certain specified liabilities of Seller relating to the Assets (as hereinafter defined), all on the terms set forth herein; and

         WHEREAS, certain terms used herein have the meanings ascribed to such terms in Section 12.1 hereof.
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         NOW, THEREFORE, in consideration of the foregoing and of the respective promises, covenants, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed:

     1.   Purchase of Assets and Assumption of Liabilities.

          1.1 Purchase of Assets. On the terms and subject to the conditions set forth in this Agreement and except as provided in Section 1.2, on the Closing Date, Seller agrees to sell, transfer, assign, convey and deliver to Buyer, and Buyer agrees to purchase, acquire and accept from Seller, all of Seller's right, title and interest in and to the following assets, properties and rights, wherever located, of Seller owned, used or held for use by Seller in the ARISB Business, other than those which are specifically excluded pursuant to
Section 1.2, as and to the extent existing on the Closing Date, free and clear of all Liens other than Permitted Liens (such assets, properties and rights are hereinafter collectively referred to as the "Assets"):

          (a) Accounts Receivable. All trade accounts receivable and all notes, bonds and other evidences of indebtedness of and rights to receive payments listed on Schedule 1.1(a), and the security agreements related thereto, including any rights of Seller with respect to any third party collection proceedings or any other Actions or Proceedings which have been commenced in connection therewith and all trade accounts receivable and all notes, bonds and other evidences of indebtedness of and rights to receive payments arising solely in the conduct of the ARISB Business between the date hereof and the Closing Date (collectively, the "Accounts Receivable");

          (b) Tangible Property. All office, computer and other equipment, furniture, trade fixtures, office supplies, other miscellaneous supplies, machinery, tools, spare and maintenance parts, vehicles and all other tangible property, including any of the foregoing purchased subject to any conditional sales or title retention agreement, set forth on Schedule 1.1(b), together with all additions thereto in the ordinary course of business between the date hereof and the Closing Date (collectively the "Tangible Property");

          (c) Inventory. All of Seller's inventories utilized solely in the conduct of the ARISB Business, wherever located, including without limitation, all raw materials, components, work-in-process, finished products, packaging materials, stores and supplies, spare parts, spares and samples, together with all additions to or subtractions therefrom in the ordinary course of business between the date hereof and the Closing Date (collectively, the "Inventory"). A current list of all Inventory is attached hereto as Schedule 1.1(c);

          (d) Tangible Property Leases. All rights and incidents of interest of Seller in and to all the leases and subleases of Tangible Property set forth on
Schedule 1.1(d) together with any options to purchase the underlying property, together with all additions thereto in the ordinary course of business between the date hereof and the Closing Date (collectively, the "Tangible Property Leases");


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          (e) Contracts. All rights and incidents of interest in and to all contracts and other agreements set forth on Schedule 1.1(e), together with all additions to or subtractions therefrom in the ordinary course of business between the date hereof and the Closing Date (the "Contracts");

          (f) Licenses. All rights and incidents of interest in and to all licenses, permits, franchises, approvals and authorizations (including applications therefor) issued to Seller by any Governmental or Regulatory Body as set forth on Schedule 1.1(f) (the "Business Licenses");

          (g) Prepaid Expenses. All prepaid expenses included in the Financial Statements or set forth on Schedule 1.1(g);

          (h) Intangible Property. All rights and incidents of interest in and to all intellectual property listed on Schedule 1.1(h), including any domestic and foreign letters patent, any patents and applications therefor, patent applications, patent licenses, any copyrights and applications therefor (including rights to renew), any trademarks and applications therefor, any trade names and applications therefor, any service marks and applications therefor, any franchises, any know-how, any computer software including object and source codes, all trade secrets, technical knowledge and other confidential proprietary information and related ownership use and other rights, together with all additions thereto in the ordinary course of business between the date hereof and the Closing Date (collectively, the "Intangible Property");

          (i) Books and Records. Copies of all the books and records of Seller relating to employees, the purchase of materials, supplies and services, financial, accounting and operations matters, product engineering, research and development, manufacture and sale of products, all customer and vendor lists, correspondence and other files and records, including such items stored in computer memories or disks of Seller relating to the Assets or pertaining to the conduct of the ARISB Business;

          (j) Goodwill. All of Seller's goodwill in the ARISB Business;

          (k) Claims. Except as set forth on Schedule 1.1(k), all rights, privileges, claims, causes of action, rights of recovery and rights of set-off relating to the Assets or arising out of the conduct of the ARISB Business;

          (l) Business Names. All of Seller's rights to the "Orion," "Compass" and "Checkmate" names, and any derivatives or variances thereof and all of Seller's rights in the logos, trademarks and tradenames used or held for use in the conduct of the ARISB Business, including without limitation those set forth on Schedule 1.1(l); and



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          (m) Manufacturer's and Vendor's Warranties. All rights, remedies and claims of Seller under express or implied warranties against any manufacturer, vendor or other person with respect to the Assets or relating to the ARISB Business (a current list of all express warranties is attached hereto as Schedule 1.1(m)).

          Except as otherwise specified herein, in the event that any right, property or asset is utilized in the conduct of the ARISB Business and not otherwise conveyed to Buyer pursuant to this Section 1.1 and is also used in any of Seller's other businesses, the parties agree that such Assets shall remain with Seller subject to a non-exclusive license allowing Buyer to use such items in the conduct of the ARISB Business.

          1.2 Excluded Assets. Any provision of this Agreement to the contrary notwithstanding, Buyer shall not acquire, and there shall be excluded from the Assets, the following (the "Excluded Assets"):

          (a) Cash. All cash on hand or in banks, marketable and non-marketable securities and other investments, commercial paper, certificates of deposit and other bank deposits, treasury bills and other cash equivalents and all rights in any funds of any nature (including, without limitation, funds relating to vacation pay, workers' compensation, unemployment compensation and other employee benefits);

          (b) [Intentionally Omitted].

          (c) Bank Accounts. All rights of Seller with respect to the bank and security accounts, safe deposit boxes and vaults set forth on Schedule 1.2(c);

          (d) Goodwill. All of Seller's goodwill in the Retained Business;

          (e) Certain Names. Except to the extent provided in the Hollander License Agreement, all rights to use the names "Hollander," "Hollander Interchange," "Hollander Yard Management System," "Smart Bid," "Accupart," "EDEN," "AutoInfo Interchange" and "ADP" or any derivatives or variances thereof;

          (f) Claims. All claims, causes of action, rights of recovery and rights of set-off (i) arising out of the conduct of the Retained Business and
(ii) set forth on Schedule 1.1(k);

          (g) Insurance. Except for Buyer's right to receive proceeds therefrom pursuant to Section 9.8, all insurance policies of Seller and all rights of every nature and description under or arising out of such policies;



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          (h) Benefit Plans. All Plans of Seller; and

          (i) Other Matters. All rights of Seller under this Agreement and the agreements and instruments delivered to Seller by Buyer pursuant to this Agreement.

          1.3 Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement and except as provided in Section 1.4, Buyer agrees that, on the Closing Date, Buyer shall assume and thereafter pay, perform and discharge when due the following obligations and liabilities of Seller with respect to the ARISB Business as and to the extent existing on the Closing Date (the "Assumed Liabilities") and no further liabilities or obligations:

          (a) [Intentionally Omitted].

          (b) Warranty Claims. All obligations of Seller for replacement of, or refund for, damaged, defective or other returned products or for warranty claims in respect of products sold in the conduct of ARISB Business on or after the Closing Date which were not held in the inventory of the ARISB Business on the Closing Date;

          (c) Obligations Under Contracts. All obligations of Seller under the Contracts;

          (d) Obligations Under Business Licenses. All obligations of Seller under the Business Licenses;

          (e) Obligations Under Tangible Property Leases. All obligations of Seller under the Tangible Property Leases;

          (f) Other Liabilities. All liabilities of Seller for accounts payable, accrued expenses and other liabilities accrued or reserved for in the Interim Financial Statements, but only if and to the extent that the same remain unpaid and undischarged on the Closing Date, together with all additions to or subtractions therefrom in the ordinary course of business between the date thereof and the Closing Date; provided, however, that notwithstanding anything to the contrary contained in this Section 1.3, Buyer shall not assume or agree to pay, discharge or perform any liability or obligation of Seller in respect of the Contracts, Business Licenses or Tangible Property Leases (i) existing as of the Interim Financial Statement Date, and which under GAAP should have been accrued or reserved for on a balance sheet or the notes thereto as a liability or obligation, if and to the extent that the same were not accrued or reserved for on the Interim Financial Statement Date; (ii) existing as of the Closing Date, and which under GAAP applied in a manner consistent with the application of those principles in the Interim Financial Statement Date should have been accrued or reserved for on a balance sheet or the notes thereto as a liability or obligation, if and to the extent that the same were not accrued or reserved for on


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the Statement of Net Assets; (iii) that is not assigned to Buyer consistent with the provisions of Section 4, except to the extent Buyer has realized the full financial and business benefits and other rights thereunder as contemplated by
Section 4; or (iv) arising out of any breach by Seller of any provision of any Contract, Business License, or Tangible Property Lease, including but not limited to liabilities or obligations arising out of Seller's failure to perform any contract or other agreement, commitment or lease in accordance with its terms prior to the Closing.

          1.4 Liabilities Not Assumed. Anything contained in this Agreement to the contrary notwithstanding, Buyer shall not assume and there shall be excluded from the Assumed Liabilities the following liabilities (the "Excluded Liabilities"):

          (a) Excluded Assets. All liabilities or obligations of Seller or any predecessor or Affiliate of Seller which relate to any of the Excluded Assets;

          (b) Taxes. Any liability or obligation of Seller relating to Taxes arising from the conduct of the ARISB Business for any period ending on or prior to the Closing Date (or any portion of a period through the Closing Date) and any Transfer Taxes, except to the extent accrued for in the balance sheet included in the Financial Statements;

          (c) Affiliated Transactions. Any liability or obligation of Seller or the ARISB Business to any Affiliate of Seller;

          (d) Benefit Plans. All claims for severance, other employee benefits (including without limitation benefits mandated by Law) or other compensation or damages by or on behalf of any employees (present or former), agents or independent contractors of Seller or by or on behalf of any Governmental or Regulatory Body in respect of employees (present or former), agents or independent contractors of Seller involving any alleged employment loss, violation of any Law or termination of employment actually or constructively (by operation of Law or pre-existing contract, including, without limitation, any liability for severance), all liabilities and obligations of Seller or any predecessor or Affiliate of Seller with respect to employees (present or former), agents or independent contractors of Seller under any Plan, or in respect of payments for unemployment compensation or unemployment insurance, all liabilities and obligation with respect to physical, mental or other health conditions of employees (present or former), agents or independent contractors of Seller existing prior to or at the Closing and all other obligations in respect of employees (present or former), agents or independent contractors of Seller relating to periods of employment ending on or prior to the Closing Date;

          (e) Borrowed Money. Any liability or obligation of Seller or the ARISB Business for borrowed money;



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          (f) Returns, Warranties. All liabilities and obligations of Seller with respect to any return, warranty or similar liabilities relating to products which were produced or sold by Seller or any predecessor or Affiliate of Seller on or prior to the Closing Date or which were held in the inventory of the ARISB Business on the Closing Date;

          (g) Violation of Law. All liabilities and obligations of Seller or any predecessor or Affiliate or Seller resulting from, caused by or arising out of, directly or indirectly, the conduct of the ARISB Business or ownership or lease of any of the Assets or any properties or assets previously used in the ARISB Business at any time prior to or on the Closing Date, including without limitation such of the foregoing as constitute, may constitute or are alleged to constitute a tort, breach of contract or violation or requirement of any Law of any Governmental or Regulatory Body, or which relate to, result in or arise out of the existence or imposition of any liability or obligation to remediate or contribute or otherwise pay any amount under or in respect of any environmental, superfund or other environmental cleanup or remedial Laws, occupational safety and health Laws or other Laws;

          (h) InterSystems Settlement. Any liability or obligation arising out of the Settlement Agreement between InterSystems Corporation (an affiliate of DataTree, Inc.) and AutoInfo, dated December 28, 1994 (the "Settlement Agreement"), or otherwise relating to any infringement of InterSystems property rights as set forth in Schedule 5.4(b)(ii), including, without limitation, license fees owed to InterSystems and costs associated with any additional hardware or software necessary to upgrade customer sites pursuant to the Settlement Agreement;

          (i) Crawford Class Action. Any liability or obligation of Seller arising out of the Crawford Class Action suit, as more fully described on
Schedule 5.10, or any settlement agreement entered into in connection therewith;

          (j) Nusbaum Litigation. Any liability or obligation of Seller arising out of the litigation with Howard G. Nusbaum described on Schedule 5.10, or otherwise relating to any infringement of Howard G. Nusbaum's property rights;

          (k) This Agreement. Any liability or obligation of Seller arising out of or in connection with or attributable to the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby, including without limitation, legal, accounting, investment banking, brokerage or similar fees or expenses; and

          (l) Other Matters. Without limitation by the specific enumeration of the foregoing, any liabilities not expressly assumed by Buyer pursuant to the provisions of Section 1.3.


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Seller shall pay and discharge when due, or contest in good faith, all of those liabilities of Seller, the ARISB Business and the Retained Business which Buyer has not specifically agreed to assume pursuant to the provisions of Section 1.3.

          2.     Purchase Price.

          2.1 Amount. The purchase price (the "Purchase Price") for the Assets shall be (i) $9.1 million (the "Cash Payment"), plus (ii) the assumption by Buyer of the Assumed Liabilities, plus or minus (iii) any adjustment required to be made to the Purchase Price in accordance with Section 3.3.

          2.2 Allocation. The Purchase Price shall be allocated among the Assets as agreed to by the parties hereto on or prior to the Closing Date. Such purchase price allocation shall be made consistent with Section 1060 of the Code and the regulations thereunder. Each of the parties hereto shall not, and shall not permit any of its Affiliates to, take a position (except as required pursuant to any Order) on any Tax Return, before any Governmental or Regulatory Body charged with the collection of any Tax, or in any judicial proceeding, that is in any way inconsistent with the Purchase Price allocation for the Assets determined in accordance with this Section 2.2 subject to appropriate adjustments with respect to the adjustment to the purchase price under Section
3.3 and with respect to any indemnification payments hereunder and will cooperate with each other in a timely filing consistent with such allocation on Form 8594 with the IRS.

          2.3 Proration of Lease Payments, Utility Charges and Other Payments. If the Closing Date shall fall on a date other than the date on which payments are due with respect to (i) any Tangible Property Lease or (ii) utility or similar regular periodic charges with respect to the Assets for which a final billing has not been received by Seller, any installment of rental payments and any such utility or similar charge payable with respect to the current period in which the Closing Date occurs shall be paid by Seller on the basis of the actual number of days elapsed from the first day of such period to the Closing Date and the balance shall be paid by Buyer.

          2.4 Proration of Taxes. All property taxes, ad valorem taxes and special assessments payable with respect to a taxable period beginning and ending before the Closing Date, but not yet due as of the Closing Date, with respect to any Assets shall be paid by Seller. In the case of any such taxes or assessments payable with respect to a taxable period beginning before the Closing Date and ending after the Closing Date, but not yet due as of the Closing Date, Seller shall pay that portion of such taxes times a fraction, the numerator of which is the number of days from the beginning of such taxable period through and including the Closing Date, and the denominator of which is 365, and the balance shall be paid by Buyer.



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          3.     Closing Date; Consideration; Purchase Price Adjustment.

          3.1 Closing. The closing hereunder (the "Closing") shall take place at 10:00 a.m., New York time, at the offices of Rogers & Wells, 200 Park Avenue, New York, New York 10166 on December 26, 1997 or at such other date or at such other place or time as the parties may mutually agree upon, but not later than five Business Days after all conditions to the respective obligations of the parties have been satisfied or waived (such date of the Closing is hereinafter referred to as the "Closing Date").

          3.2 Cash Payment. At the Closing, Buyer will pay the Cash Payment by bank wire transfer in immediately available funds to a bank account designated in writing to Buyer by Seller not less than two Business Days before the Closing Date.

          3.3    Purchase Price Adjustment.

          (a) After the Closing, the Purchase Price shall be adjusted as follows:

               (i) The Purchase Price shall be reduced by, and Seller shall pay to Buyer, the amount, if any, by which the Closing Date Net Assets (as hereinafter defined) are less than $1,600,000; or

               (ii) The Purchase Price shall be increased by, and Buyer shall pay to Seller, the amount, if any, by which the Closing Date Net Assets are greater than $1,600,000.

          Such adjustment of the Purchase Price shall be determined and paid in the manner hereafter set forth in this Section 3.3.

          (b) Within 60 days after the Closing Date, Buyer will prepare a calculation of the Closing Date Net Assets (the "Statement of Net Assets"). The Statement of Net Assets will present the Closing Date Net Assets in sufficient detail to determine any amounts owing to Buyer or Seller under Section 3.3(a) and shall be presented in substantially the form of Exhibit A. The Statement of Net Assets (i) shall be prepared in a manner consistent with the application of those principles in the Interim Balance Sheet and (ii) shall present fairly the Closing Date Net Assets as of the date thereof; provided, however, that (A) no liabilities or reserves related to Accounts Receivable reflected on the Statement of Net Assets shall be reduced or eliminated prior to the date of the Statement of Net Assets except by reason of payment or credit occurring in the ordinary course of the ARISB Business consistent with past practice, (B) all Excluded Liabilities and Excluded Assets shall be excluded from the Statement of Net Assets, and (C) no prepaid expense shall be included on the Statement of Net Assets unless Buyer will actually realize the benefit thereof subsequent to the Closing Date.



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          A copy of the Statement of Net Assets shall be delivered to Seller within 60 days after the Closing Date. Not later than 15 days after the date the Statement of Net Assets is delivered to Seller, Seller shall notify Buyer in writing whether Seller disagrees with the Statement of Net Assets. Such notice shall specify with reasonable detail the items on the Statement of Net Assets with which Seller disagrees. If Seller shall fail to give Buyer such notice within such 15-day period, Seller shall be deemed to have agreed with Buyer as to the Statement of Net Assets. Seller shall have the right to review any work papers of Buyer in preparing the Statement of Net Assets as are reasonably necessary to verify the accuracy of presentation of the Statement of Net Assets.

          (c) In the event that Seller notifies Buyer of its disagreement with Seller as to the Statement of Net Assets within the 15-day period referred to above, Seller and Buyer shall use reasonable efforts to resolve any such dispute, but if a final resolution is not obtained within 30 days after the Statement of Net Assets is delivered to Buyer, any remaining dispute shall be resolved by a mutually acceptable, nationally recognized independent accounting firm (the "Independent Accountant") which does not then have a relationship with either Seller or Buyer. If Seller and Buyer are unable to mutually agree upon the Independent Accountant within 10 days after the expiration of such 30-day period, then Seller and Buyer shall request the American Arbitration Association, New York, New York, to appoint an independent accounting firm. The chosen accounting firm may examine all work papers utilized in connection with the accounting and preparation of the Statement of Net Assets but the scope of its engagement will be limited to resolving those items which the Seller identified in its notice to Buyer as to which Seller disagreed and determining whether such items were properly reflected on the Statement of Net Assets in accordance with the requirements of this Section 3.3. The decision of such accounting firm (the "Final Determination") shall be delivered in a written report addressed to Seller and Buyer and shall be binding and conclusive upon the parties hereto. The costs and fees of such accounting firm and, if applicable, its selection, shall be borne one-half by Seller and one-half by Buyer.

          On the fifth Business Day following agreement by Seller and Buyer to the Statement of Net Assets or the delivery of the Final Determination, as the case may be, Seller shall pay to Buyer or Buyer shall pay to Seller, in either case in cash, the amount due under Section 3.3(a).

          4. Nonassignable Assets. Without limiting or otherwise affecting the rights of Buyer pursuant to Sections 8 or 10 hereof, to the extent that assignment hereunder by Seller to Buyer of any Tangible Property Lease, Business License or Contract is not permitted or is not permitted without the consent of any third party, this Agreement shall not be deemed to constitute an undertaking to assign the same if such consent is not given or if such an undertaking otherwise would constitute a breach of or cause a loss of benefits thereunder. Seller will use its best efforts to obtain any and all such third party consents. If any such third party consent is not obtained before the Closing, Seller will cooperate with Buyer in any reasonable arrangement designed to provide to Buyer after the Closing the benefits under the applicable Tangible Property Lease,





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Business License or Contract, including enforcement for the benefit of Buyer of any and all rights of Seller against any other Person arising out of breach or cancellation by such other Person of the Tangible Property Lease, Business License or Contract and including, if so requested by Buyer, acting as an agent on behalf of Buyer, or as Buyer shall otherwise reasonably request.

          5. Representations and Warranties of Seller. Notwithstanding any right of Buyer (whether or not exercised) to investigate the ARISB Business or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement, Buyer has the right to rely fully upon the representations, warranties, covenants and agreements of Seller contained in this Agreement. Seller represents and warrants to Buyer as follows:

          5.1 Organization and Qualification. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties, including the Assets, and to carry on the ARISB Business as now being conducted. Seller is duly qualified or licensed and in good standing to conduct the ARISB Business in each jurisdiction in which the conduct of the ARISB Business makes such qualification or licensing necessary. Such of the foregoing states are listed on Schedule 5.1.

          5.2 Due Authorization. Seller has all requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Seller of this Agreement, the performance by it of its obligations hereunder, and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and stockholder action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and constitutes, and upon the execution and delivery by Seller of any agreements required for Closing such agreements will constitute, the legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

          5.3 Freedom to Contract; Third Party Options; Interests in Other Entities.

          (a) Freedom to Contract. Except as set forth on Schedule 5.3(a), the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with the provisions of the certificate of incorporation or by-laws of Seller, (ii) result in the imposition of any Lien under, cause the acceleration of any obligation under, or violate or conflict with the terms, conditions or provisions of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to a right of termination or cancellation or loss of a benefit under any ARISB Contract (as hereinafter defined)





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or Business Licenses to which Seller is a party or by which it or any of its properties is bound, or require Seller to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result of or under the terms of, any ARISB Contract, Tangible Property Lease or Business License to which Seller is a party or by which any of the Assets are bound, except for filings with Governmental or Regulatory Bodies as described in
Section 7.2 and the expiration of the applicable waiting period, if any, under the HSR Act, (iii) result in a breach or violation by Seller of any of the terms, conditions or provisions of any Law or Order.

          (b) No Third Party Options. There are no existing agreements with, options or rights of, or commitments to any person to acquire any of the Assets or any interest therein, except for those contracts entered into in the normal course of business consistent with past practice for the sale of Inventory.

          (c) No Interest in Other Entities. Except for interests in the entities described in Schedule 5.3(c), no shares of any corporation of any ownership or other investment interest, either of record, beneficially or equitably, in any association, partnership, joint venture or other legal entity are included in the Assets.

          5.4     Assets.

          (a) Tangible Property Leases. Seller has heretofore delivered or made available to Buyer true, correct and complete copies of all of the Tangible Property Leases listed on Schedule 1.1(d). The Tangible Property Leases are valid and enforceable in accordance with their terms and in full force and effect. Seller is, and to Seller's knowledge the other parties thereto are, in compliance with the provisions thereof and not in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein and Seller has not received any notice of default or termination thereunder. Except as set forth on Schedule 5.4(a), no approval or consent of any Person is needed so that the interest of Seller in the Tangible Property shall continue to be in full force and effect and all of Seller's rights under the Tangible Property Leases will be conveyed to Buyer upon consummation of the transactions contemplated by this Agreement.

          (b) Intangible Property; Software.

               (i) Schedule 5.4(b)(i) hereto sets forth a true, correct and complete list, as of the date of this Agreement, of all intangible property of the types described in Section 1.1(h) of this Agreement, and any Business Licenses relating to the intangible property (other than trade secrets, know- how and goodwill attendant to the intangible property and other intellectual property rights not reducible to schedule form) owned, licensed to or used by Seller with respect to the conduct of the ARISB Business, true, correct and complete copies of which have been delivered or made available to Buyer. Seller warrants that the occurrence in or use by the Software of dates on or after January 1, 2000 will not have a material adverse effect on the performance of the Software with respect to date-dependent data, computations, output, or other functions (including, without limitation, calculating, comparing and sequencing); and

               (ii) except as set forth on Schedule 5.4(b)(ii), there are no pending or, to the knowledge of Seller, threatened claims or actions of any nature affecting the Intangible Property or any rights therein, and, to the knowledge of Seller, none of the Intangible Property infringes upon the rights of any other Person; to the knowledge of Seller, such Intangible Property is not infringed upon by any other Person. Except as set forth on
     Schedule 5.4(b)(ii), Seller has (i) all right, title and interest in, or a valid and binding license to use, the Intangible Property, as indicated on
     Schedule 5.4(b)(ii); (ii) Seller has the right to use the Intangible Property; (iii) all registrations with and applications to Governmental or Regulatory Bodies in respect of the Intangible Property are valid and in full force and effect and are not subject to the payment of any Taxes or maintenance fees or the taking of any other actions by Seller to maintain their validly or effectiveness; (iv) there are no restrictions (other than those which have been complied with or waived) on the direct or indirect transfer of any license, or any interest therein, held by Seller in respect of the Intangible Property; (v) Seller has delivered to Buyer prior to the execution of this Agreement documentation with respect to any invention, process, design, computer program or other know-how or trade secret included in the Intangible Property, which documentation is accurate in all material respects and reasonably sufficient in detail and content to identify and explain such invention, process, design, computer program or other know-how or trade secret and to facilitate its use without reliance on the special knowledge or memory of any Person; (vi) Seller has taken reasonable measures to protect the secrecy, confidentiality and value of its trade secrets in respect of the ARISB Business; (vii) Seller is not, nor has it received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use the Intangible Property; (viii) Seller does not have any knowledge that such Intellectual Property is being infringed upon by any other Person; (ix) no claim is pending or, to the knowledge of Seller, has been made that Seller is infringing any rights of any other Person in connection with the Intangible Property nor is there a reasonable basis upon which any such claim may be asserted; and (x) all of the Intangible Property is valid and in good standing. Except as separately identified on Schedule 5.4(b)(ii), no approval or consent of any Person is needed so that the interest of Buyer in the Intangible Property shall continue to be in full force and effect following the transactions contemplated by this Agreement;

               (iii) Schedule 5.4(b)(i) separately lists and identifies all (A) computer programs, (B) computer databases (including, but not limited to, databases used in conjunction with such computer programs) and (C) documentation, specifications, manuals and materials associated therewith, owned or licensed by Seller and used in the conduct of the ARISB Business, excluding generally available off-the-shelf microcomputer and work station software (collectively, the "Software Rights"). Except as set forth in
     Schedule 5.4(b)(iii), all right, title and interest in and to the Software (as hereinafter defined) is owned by Seller free and clear of all Liens, are fully transferable to Buyer, and no party other than Seller has any interest in the Software. Seller owns, or is licensed to, or otherwise has, the right to use all Software Rights set forth on Schedule 5.4(b)(i). Except as set forth on Schedule 5.4(b)(iii), Seller has not received written notice of any adversely held patent, invention, trademark, service mark or trade name of any other Person, or notice of any charge or claim of any Person relating to such Software Rights or any process or confidential information of Seller nor is there a reasonable basis upon which such a claim or charge may be asserted;

               (iv) Except under agreements listed on Schedule 5.4(b)(iv), no licensing fees, royalties or payments are due or payable by Seller in connection with the use of the Intangible Property, other than maintenance fees;

               (v) The computer software included in the Software Rights (the "Software") performs in accordance with the documentation and other written materials used in connection with the Software and is free from material defects in programming and operations, is in machine readable form, contains all current revisions of such Software, and includes all computer programs, materials, tapes, know- how, object and source codes, other written materials, know-how and processes related to the Software. Seller has delivered to Buyer complete and correct copies of the Software in its current form and all user and technical documentation related thereto;

               (vi) All copies of the Software embodied in physical form are being delivered to Buyer at or prior to the Closing;

               (vii) Seller has kept secret and has not disclosed the source code for the Software to any person or entity other than certain employees of Seller who are subject to the terms of a binding confidentiality agreement with respect thereto. Seller has taken all appropriate measures to protect the confidentiality and proprietary nature of the Software, including without limitation, the use of the confidentiality agreements with all of its employees having access to the Software source and object code; and

               (viii) No employee of Seller, with the exception of Howard G. Nusbaum, is in default under, and the consummation of the transactions contemplated by this Agreement will not result in a default of, any term of any employment contract, agreement or arrangement relating to the Software or any noncompetition arrangement, or any other ARISB Contract or any restrictive covenant relating to the Software or its development or exploitation. Seller does not have any obligation to compensate any Person, with the possible exception of Howard G. Nusbaum, for the development, use, sale or exploitation of the Software nor has Seller granted to any other Person or entity any license, option or other rights to develop, use, sell or exploit in any manner the Software whether requiring the payment of royalties or not.

          (c) Real Property. Seller does not own any real property in fee which is used in the conduct of the ARISB Business.

          (d) Contracts. Schedule 5.4(d) sets forth all of the contracts and other agreements and Tangible Property Leases with respect to the ARISB Business (collectively, the "ARISB Contracts"). True, correct and complete copies (or if oral, then reasonably complete and accurate written descriptions) of all of the ARISB Contracts, together with all amendments and supplements thereto and all waivers of any terms thereof, have been delivered by Seller to Buyer. Except as disclosed on Schedule 5.4(d), all of the ARISB Contracts are legal, valid, in full force and effect and binding upon Seller and, to the knowledge of Seller, the other parties thereto in accordance with their terms, subject to the qualifications that enforcement of the rights and remedies created thereby is subject to: (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and
(ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and Seller has satisfied in full or provided for all of its liabilities and obligations thereunder requiring performance prior to the date hereof in all material respects, is not, and has not received notice that it is, in default under any of them, nor does any condition exist that with notice or lapse of time or both would constitute such a default. To the knowledge of Seller, no other party to any such ARISB Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute such a default. Except as separately identified on Schedule 5.4(d), no ARISB Contract requires the consent of any party to its assignment in connection with the transactions contemplated hereby.

          Subject to the limitations contained in Section 4, all of Seller's rights under the ARISB Contracts will be conveyed to Buyer, upon consummation of the transactions contemplated by this Agreement, and except as set forth on
Schedule 5.4(d), such consummation
will not (A) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (B) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (C) result in the creation or imposition of any Lien upon any of the Assets. Seller is not a party to or bound by any ARISB Contract that has had or could reasonably be expected to have, a Material Adverse Effect.

          (e) Licenses. Schedule 1.1(f) contains a true and complete list of all licenses, permits, franchises, approvals and authorizations issued by any Governmental or Regulatory Body in any manner necessary to Seller to conduct the ARISB Business. Seller has delivered to Buyer true and complete copies of all such licenses, permits, franchises, approvals and authorizations. Except as disclosed in Schedule 5.4(e), (i) Seller owns or validly holds all licenses, permits, franchises, approvals and authorizations issued by any Guarantors or Regulatory Body that are in any manner necessary for Seller to conduct the ARISB Business; (ii) each License is valid, binding and in full force and effect;
(iii) Seller is not, nor has it received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any License; and the execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby will not (A) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (B) result in or give any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (C) result in the creation or imposition of any Lien upon Seller, or any of the Assets. All such Licenses are renewable by their terms in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees.

          (f) Accounts Receivable. The Accounts Receivable described on Schedule 1.1(a) constitute all accounts receivables, notes, bonds and other evidences of indebtedness of and rights relating to or arising from the ARISB Business. Except as set forth in Schedule 5.4(f), the Accounts Receivable (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are not subject to any valid set-off or counterclaim, (iii) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, (iv) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in the balance sheet included in the Financial Statements, and (v) are not the subject of any Actions or Proceedings brought by or on behalf of Seller. The allowance for collection losses on the Financial Statements has been determined in accordance with GAAP consistent with past practices.

          (g) Entire Business. Except as set forth on Schedule 5.4(g), the Assets collectively comprise all of the rights, properties and assets currently used, necessary or appropriate to operate the ARISB Business in the manner in which that business was operated immediately prior to Closing. The sale of the Assets by Seller to Buyer pursuant to this Agreement will effectively convey to Buyer the entire ARISB Business and all of the tangible and intangible property used or held for use by Seller (whether owned, leased or held under license by Seller, by any of Seller's Affiliates or by others) in connection with the conduct of the ARISB Business as heretofore conducted by Seller (except for the Excluded Assets). Except as set forth in Schedule 5.4(g), there are no shared facilities, rights, assets or services which are used in connection with the ARISB Business and any business or other operations of Seller or any of Seller's Affiliates other than the ARISB Business.

          (h) Tangible Property. The Tangible Property described in Schedule 1.1(b) constitutes all the items of tangible personal property owned by, in the possession of, or used by Seller solely in connection with the ARISB Business, except Inventory. The Tangible Property listed in Schedule 1.1(b) plus the Inventory constitute all tangible personal property used solely for the conduct by Seller of the ARISB Business as now conducted. All Tangible Property of Seller necessary for the operation of the ARISB Business is in good operating condition and repair, ordinary wear and tear excepted. Except as stated on
Schedule 1.1(b), no Tangible Property is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, or is located other than in the possession of Seller.

          (i) Inventory. All Inventory was acquired and has been maintained in the ordinary course of the ARISB Business; (i) is of good and merchantable quality; (ii) consists substantially of a quality, quantity and condition usable, leasable or saleable in the ordinary course of the ARISB Business; (iii) is valued at the lower of cost or market; and (iv) is not subject to any write-down or write-off. Seller is not under liability or obligation with respect to the return of inventory in the possession of wholesalers, retailers or other customers.

          5.5     Financial Information.

          (a) In Seller's opinion, except as set forth on Schedule 5.5(a), the pro forma financial statements attached to Schedule 5.5(a) (the "Financial Statements") fairly present the results of operations that would have occurred if the portion of the Business comprising the ARISB Business had been operated during the periods indicated in a separate entity. The Financial Statements were prepared from and are consistent with the financial records of Seller using the assumptions set forth on Schedule 5.5(a).

          (b) The interim period financial statements attached as Schedule 5.5(b) (the "Interim Financial Statements") fairly present the financial condition and results of operations of the ARISB Business as of the respective dates thereof and for the respective periods covered thereby.

          (c) Seller has no liabilities or obligations with respect to the ARISB Business, either direct or indirect, matured or unmatured or absolute, contingent or otherwise, except:

               (i) those liabilities or obligations set forth on the Interim Financial Statements and not heretofore paid or discharged;

               (ii) liabilities arising in the ordinary course of business under any ARISB Contract; and

               (iii) those liabilities or obligations incurred, consistently with past business practice, in or as a result of the normal and ordinary course of business since the date of the Interim Financial Statements (the "Interim Financial Statement Date").

For purposes of this Agreement, the term "liabilities" shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, whether fixed or contingent, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

          5.6 Title to Assets. Seller has, and at the Closing Seller will convey to Buyer, good, valid and marketable title (or in the case of contract rights, all rights) to all of the Assets free and clear of all Liens, except for Permitted Liens.

          5.7     Employment and Similar Arrangements.

          (a) Schedule 5.7 contains a true and complete list of all persons employed by Seller in connection with the ARISB Business and a list of any and all agreements, arrangements or understandings affecting such persons. Schedule
5.7 includes a complete list of all non-clerical employees of Seller who have been involved in the development, production, distribution or sale of the Assets or the Hollander Interchange at any time during the period from January 1, 1994 until the date hereof, including their respective positions and complete addresses. Except as set forth on Schedule 5.7, there are no employment or severance arrangements, agreements or understandings between Seller or its Affiliates, on the one hand, and any of the employees of Seller listed on
Schedule 5.7, on the other hand, with respect to the conduct of the ARISB Business. Except as disclosed on Schedule 5.7, Seller has complied in all material respects with its obligations related to, and is not in breach of or in default under, any of the foregoing agreements and there are no complaints, grievances or arbitration, employment related litigation, administrative proceedings or controversies either pending or, to the knowledge of Seller, threatened, involving any employee listed on Schedule 5.7. Neither Seller nor any Affiliate of Seller is a party to or bound by any employment or consulting agreement or any collective bargaining agreement or other labor agreement, or any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, bonus, group insurance or other incentive or welfare contract, plan or arrangement relating to the ARISB Business except as set forth on Schedule 5.7.

          Seller has not agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of Seller's employees. Seller has no knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of the Seller. There is no labor strike, slowdown, work stoppage or lockout actually pending or threatened against or affecting Seller.

          Except as listed or described on Schedule 5.7, Seller, with respect to employees of the ARISB Business, (i) is and has been in compliance for the past five years with all applicable Laws regarding employment and employment practices, including without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and those laws relating to terms and conditions of employment, wages and hours, occupational safety and health and workers' compensation and is not engaged in any unfair labor practices, (ii) has no unfair labor practice charges or complaints pending or threatened against it before the National Labor Relations Board, (iii) has no grievances pending or threatened against it, and (iv) has no charges pending before the Equal Employment Opportunity Commission of any state or local agency responsible for the prevention of unlawful employment practices.

          5.8 Condition of Assets. All the Assets are in good operating condition and repair, subject to normal wear and maintenance, are useable in the regular and ordinary course of business and conform to applicable Laws and Business Licenses relating to their construction, use and operation.

          5.9 Transactions with Affiliates. Except as set forth on Schedule 5.9, none of the Assumed Liabilities comprises any obligation to Seller or any of its Affiliates.

          5.10 Litigation. Except as described in Schedule 5.10, (a) there is no Action or Proceeding pending or, to the knowledge of Seller, threatened against Seller which relates to the ARISB Business, the Assets or the Assumed Liabilities, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement; and (b) there is no Order to which Seller is subject which relates to the Acquired Business, the Assets or the Assumed Liabilities and which has or could reasonably be expected to have a Material Adverse Effect.

          5.11 Compliance with Law. Except as set forth on Schedule 5.11, (i) Seller is not in violation of any Law or Order to which the ARISB Business or the Assets or the Assumed Liabilities are subject; and (ii) the Business Licenses comprise all such licenses, permits, franchises, approvals and authorizations necessary for the conduct of the ARISB Business or the ownership or use of the Assets.

          5.12 Taxes. Except as set forth on Schedule 5.12, (i) all Tax Returns required to be filed by or with respect to Seller have been duly and timely filed, and all such Tax Returns are true, correct and complete in all material respects; (ii) Seller has duly and timely paid all Taxes that are due, or claimed or asserted by any taxing authority to be due, from or respect to it;
(iii) no claim for assessment or collection of Taxes has been asserted against Seller or any of the Assets; (iv) no audit or other proceeding by any court, governmental or regulatory authority, or similar person is pending or, to the knowledge of Seller, threatened with respect to any Taxes due from or with respect to Seller; (v) no claim has been made within the past three years by any taxing authority where Seller does not currently file Tax Returns with respect to the ARISB Business that the ARISB Business is or may be subject to taxation by that jurisdiction; (vi) Seller has withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing with respect to the ARISB Business to any employee, creditor, independent contractor or other third party;
(vii) Seller is not a foreign person for purposes of Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code"); and (viii) none of the Tangible Property Leases is a Section 467 rental agreement for purposes of
Section 467 of the Code.

          5.13 Environmental Matters. (i) No Order has been issued, no Environmental Claim has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any Governmental or Regulatory Body with respect to any alleged failure by Seller to have any license required under applicable Environmental Laws in connection with the conduct of the ARISB Business and there are no facts or circumstances in existence which could reasonably be expected to form the basis for any of the foregoing; (ii) no Hazardous Materials are or, to the knowledge of Seller, have been present on any of the real properties operated or leased by Seller in connection with the conduct of the ARISB Business where such presence or release would result in any liability of Buyer after the Closing; and (iii) Seller is not in violation of, and has not received any claim or notice that it is in violation of, any Environmental Law in connection with the conduct of the ARISB Business.

          5.14 Books and Records. The books, records and accounts of Seller maintained with respect to the ARISB Business accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of Seller with respect to the ARISB Business. Seller has not engaged in any transaction with respect to the ARISB Business, maintained any bank account for the ARISB Business or used any of the funds of Seller in the conduct of the ARISB Business except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the ARISB Business.

          5.15 Brokers. Except for Lehman Brothers, whose fees, commissions and expenses are the sole responsibility of Seller, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Buyer without the intervention of any Person on behalf of Seller in such manner as to give rise to any valid claim by any Person against Buyer for a finder's fee, brokerage commission or similar payment.

          5.16 Nusbaum. Except for the interests of Howard Nusbaum under the Nusbaum Agreement, Seller has the full right, title and interest to the intellectual property used in developing, maintaining or operating the products described in Schedule 8.1(j) hereof, free and clear of all Liens. Seller has full authority to grant to Buyer the license contemplated by Section 8.1(j) of this Agreement, without the consent of any Person, and the rights granted pursuant to such license are fully transferable by Seller to Buyer. The grant of the license contemplated by Section 8.1(j) hereof and the proposed use thereof by Buyer does not infringe upon or violate the rights or interests of any Person, including the rights of Howard G. Nusbaum.

          5.17 Conduct of the Business Since the Interim Financial Statements Date. Since the Interim Financial Statements Date, Seller has not with respect to the ARISB Business:

          (a) incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;

          (b) sold, encumbered, assigned or transferred any assets or properties which would have been included in the Assets, except for the sale of Inventory in the ordinary course of business consistent with past practice;

          (c) created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of its Assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever, except for Permitted Liens;

          (d) made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, whether or not in the ordinary course of business;

          (e) declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares;

          (f) suffered any damage, destruction or loss, whether or not covered by insurance, (i) materially and adversely affecting its business, operations, assets, properties or prospects or (ii) of any item or items carried on its books of account individually or in the aggregate at more than $10,000, or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct its business and operations;

          (g) received notice or had knowledge of any actual or threatened strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects;

          (h) made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $10,000 except such as may be involved in ordinary repair, maintenance or replacement of its assets;

          (i) increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses and salary increases following annual reviews conducted in the ordinary course of business) or loan to, any of its employees or made any increase in, or any addition to, other benefits to which any of its employees may be entitled;

          (j) changed any of the accounting principles followed by it or the methods of applying such principles;

          (k) entered into any transaction other than in the ordinary course of business consistent with past practice; or

          (l) suffered any material adverse change in its business, operations, assets, properties, prospects or condition (financial or otherwise).

          5.18 Memorandum of Understanding. The final settlement agreement relating to the memorandum of understanding in connection with the settlement of the Crawford class action litigation, as more fully described on Schedule 5.10, will apply the fees on a per yard, per user basis.

          5.19 Disclosure. No representation or warranty made by Seller in this Agreement and no written statement, list, document or other written material furnished to Buyer by Seller contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

          5.20 No Other Representations. Seller shall not be deemed to have made to Buyer any representation or warranty other than as expressly made by Seller in Section 5 hereof. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by Seller in this Section 5, Seller makes no representation or warranty to the Buyer with respect to:

          (a) any projections, estimates or budgets heretofore delivered to or made available to Buyer of future revenues, expenses or expenditures or future results of operations of the ARISB Business; or

          (b) except as expressly covered by a representation and warranty contained in this Section 5, any other information or documents (financial or otherwise) made available to Buyer or its counsel, accountants or advisers with respect to the ARISB Business.

          6. Representation and Warranties of Buyer. Buyer represents and warrants to Seller that:

          6.1 Organization, Power and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority and all necessary licenses and permits to carry on its business as it has been and is currently being conducted, and to own, lease and operate the properties and assets used in connection therewith and to be acquired pursuant hereto.

          6.2 Authorization. The execution and delivery of this Agreement by Buyer and the performance by it of its obligations hereunder and the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and is a valid and binding obligation of Buyer enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

          6.3 Freedom to Contract. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with the provisions of the certificate of incorporation or by-laws or other similar governing instrument of Buyer, (ii) result in the imposition of any lien under, cause the acceleration of any obligation under, or violate or conflict with the terms, conditions or provisions of any note, indenture, mortgage, lease, guaranty, employment agreement, non-competition agreement or other agreement or instrument to which Buyer is a party or by which it is bound, (iii) result in a breach by Buyer of any of the terms, conditions or provisions of any Law or Order or (iv) except for filings with any Governmental or Regulatory Body as described in Section 7.2, and the expiration of the applicable waiting period under the HSR Act, if any, require any consent or approval of, filing with or notice to any Governmental or Regulatory Body.

          6.4 Litigation. Buyer is not a party to any Action or Proceeding pending or, to the knowledge of Buyer, threatened, which, if adversely determined, would reasonably be expected to adversely affect or restrict the ability of Buyer to consummate the transactions contemplated by this Agreement. There is no Order to which Buyer is subject which would reasonably be expected to adversely affect or restrict the ability of Buyer to consummate the transactions contemplated by this Agreement.

          6.5 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Buyer directly with Seller without the intervention of any Person on behalf of Buyer in such manner as to give rise to any valid claim by any Person against Seller for a finder's fee, brokerage commission or similar payment.

          7.     Pre-Closing Covenants.

          7.1     Transactions and Conduct of Business Pending the Closing.

          (a) Examinations and Investigations. At any time prior to the Closing Date, Buyer and its lenders, if any, shall be entitled, through their employees and representatives to make such investigation of the assets, properties, business and operations of the ARISB Business, and such examination of the books, records, financial condition and operations of the ARISB Business as Buyer or its lenders, if any, may reasonably request. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances; provided, however, that such investigation shall not unreasonably interfere with the business operations of Seller. All information provided to Buyer pursuant to this Section 7.1(a) shall be subject to the provisions of the Confidentiality Agreement.

          (b) Conduct of. During the period from the date of the Agreement and continuing until the Closing Date, Seller will, in respect of its conduct of the ARISB Business, and will cause its Affiliates to:

          (i) use their respective best efforts to (i) carry on the ARISB Business in the usual, regular and ordinary course as presently conducted and consistent with past practice, (ii) keep the ARISB Business intact,
     (iii) keep available the services of the present employees of the ARISB Business, and (iv) use best efforts to maintain the goodwill associated with the ARISB Business, including but not limited to preserving the relationships of customers, suppliers and others having business dealings with the ARISB Business;

          (ii) maintain the Assets in good condition, and except for sales of products in the ordinary course of business, not move any Asset to any location other than the facilities used in the conduct of the ARISB Business;

          (iii) not sell, lease or dispose of, or make any contract for the sale, lease or disposition of, or subject to Lien, any Assets other than sales of products in the ordinary course of the Business;

          (iv) not intentionally incur any liability or obligation (absolute, accrued, contingent or otherwise) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than in the ordinary course of business;

          (v) not amend or terminate any Contract or other agreement, other than in the ordinary course of business consistent with past practices;

          (vi) not make any change in financial or tax accounting methods, principles or practices unless required by GAAP or applicable law;

          (vii) not extend credit in the sale of products, collection of receivables or otherwise, other than in the ordinary course of business consistent with past practices;

          (viii) not fail to maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistent with prior periods;

          (ix) not grant to any employee of the ARISB Business any increase in compensation or in severance or termination pay, grant any severance or termination pay, or enter into any employment agreement with any employee, other than as a result of such employee's annual review conducted in the ordinary course of business consistent with past practice and except as may be required under employment or termination agreements in effect on the date of this Agreement;

          (x) not enter into any agreement, including an agreement to purchase or lease Assets, which includes an aggregate payment or commitment on the part of either party of more than $50,000;

          (xi) not adopt or amend any Plan or collective bargaining agreements, except as required by Law; and

          (xii) not take or omit to take any action as a result of which any representation or warranty of Seller would be rendered untrue or incorrect if such representation or warranty were made immediately following the taking or failure to take such action.

          (c) Notice of Events. Seller shall promptly notify Buyer of (i) any Action or Proceeding pending, or to Seller's knowledge, threatened which challenges the transactions contemplated hereby, (ii) any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of this Agreement, or (iii) any event, occurrence, transaction or other item which would have been required to have been disclosed on any schedule or statement delivered hereunder had such event, occurrence, transaction or item existed on the date hereof. However, such notice shall not operate to cure any breach of any such representation of warranty made in this Agreement or the Exhibits and Schedules a part hereof.

          (d) Third Party Consents. Seller and Buyer agree to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, the obtaining of all necessary waivers, consents and approvals and the continuance in full force and effect of the permits, contracts and other agreements set forth on the Schedules to this Agreement and the fulfillment of each condition to the other party's obligations set forth in Section 8.

          (e) Acquisition Proposal. From and after the date of this Agreement, Seller shall not, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney, accountant or other representative retained by Seller to, solicit, initiate or encourage submission of any proposal or offer (including by way of furnishing information) from any person which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. As used in this Agreement, "Acquisition Proposal" shall mean any proposal for a merger or other business combination involving the ARISB Business or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of the ARISB Business.

          7.2 Regulatory and Other Approvals. Seller and Buyer will (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Bodies required of such parties or their Affiliates to consummate the transactions contemplated hereby (including but not limited to reports, consents and any other information requested or deemed necessary by the FTC to approve the transactions contemplated hereby, all as required by that certain Agreement Containing Consent Order, dated as of May 23, 1997 (the "Consent Order"), by and between the FTC and ADP), (b) provide such other information and communications to such Governmental or Regulatory Bodies as such parties or such Governmental or Regulatory Bodies may reasonably request in connection therewith and (c) cooperate with each other as promptly as practicable in connection with the foregoing. Each party hereto will provide prompt notification to the other party hereto or its Affiliates when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise each other party hereto of any communications (and, unless precluded by Law, provide copies to each other party hereto of any such communications that are in writing) with any Governmental or Regulatory Body regarding any of the transactions contemplated by this Agreement. In addition to and not in limitation of the foregoing, Seller and Buyer will (a) take promptly all actions necessary to make the filings required of each of them or their Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by each of them or their Affiliates from the FTC or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (c) cooperate with each other in connection with any filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the FTC, the Antitrust Division of the Department of Justice or state attorneys general.

          7.3 Publicity. Prior to the Closing, neither party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party, which consent will not be unreasonably withheld; provided, however, that nothing herein will prohibit either party from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required by Law or the rules of any national stock exchange applicable to it or its Affiliates, in which event the party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of its issuance.

          7.4     Notification.

          (a) Seller shall notify Buyer, and Buyer shall notify Seller, of any litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against the Seller or Buyer, as the case may be, which challenges the transactions contemplated hereby.

          (b) Seller will provide prompt written notice to Buyer of any change in any of the information contained in its representations and warranties made in this Agreement or any Exhibits or Schedules referred to herein or attached hereto and shall promptly furnish any information which Buyer may reasonably request in relation to such change; provided, however, that such notice shall not operate to cure any breach of the representations and warranties made in this Agreement or any Exhibits or Schedules referred to herein or attached hereto.

          8.     Conditions Precedent to Closing.

          8.1 Conditions Precedent to the Obligations of Buyer to Complete the Closing. The obligations of Buyer to enter into and complete the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Buyer:

          (a) Representations, Warranties and Covenants. The representations and warranties of Seller contained in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto shall be true, correct and complete in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (without regard to any schedule updates furnished by Seller after the date hereof) except as expressly stated herein to be made as of a specified date, and any representation or warranty made as of a specified date earlier than the Closing Date shall have been true and correct in all material respects on and as of such earlier date. Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

          (b) Consents, Waivers, Licenses, Filings, etc. All consents, approvals, authorizations, licenses, registrations, declarations or filings listed on Schedule 5.3(a) (a) shall have been duly obtained, made or given, (b) shall be in form and substance reasonably satisfactory to Buyer, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Body necessary for the consummation of the transactions contemplated by this Agreement shall have occurred. The applicable waiting period, if any, under the HSR Act in respect of the transactions contemplated hereby shall have expired and the transactions contemplated hereby shall have been approved by the FTC.

          (c) Injunction, etc. At the Closing, there shall not be any Order outstanding against any party hereto or Law promulgated that prevents the consummation of, and no Action or Proceeding shall be pending or threatened against a party hereto which questions the legality of, seeks to restructure or to restrain or prevent the consummation of, the transactions contemplated by this Agreement or any of the conditions to the consummation of the transactions contemplated by this Agreement which, in the case of any such Order, Law or Action or Proceeding, would reasonably be expected to materially adversely affect Buyer or to have a Material Adverse Effect.

          (d) Closing Certificates of Seller.

          (i) Seller shall have delivered to Buyer certificates signed by an authorized officer of Seller, dated the Closing Date, as to the matters set forth in Section 8.1(a) and in form and substance reasonably satisfactory to Buyer.

          (ii) Seller shall have delivered a statement signed by the Secretary of the Seller, dated the Closing Date, (A) certifying the Seller's certificate of incorporation, (B) by-laws in effect at the Closing Date, and (C) all corporate resolutions adopted in respect of this transactions contemplated by this Agreement.

          (e) Transitional Services Agreement and Sublease. Seller shall have executed and delivered to Buyer (i) a Transitional Services Agreement (the "Transitional Services Agreement") and (ii) Subleases (the "Subleases"), in each case, in such form as to which Buyer and Seller shall mutually agree.

          (f) Hollander Interchange License. Seller shall have executed and delivered to Buyer a paid-up, perpetual, non-exclusive license to the Hollander Interchange (the "Hollander Interchange License"), with no continuing royalties and with unlimited rights to sub-license, including but not limited to a (alpha) and b (beta) and any other releases of any updates prepared by or for Seller or ADP for a period of five years from the Closing Date, with a perpetual extension thereof at a cost of the lesser of $400,000 per year and the lowest current rate charged by Seller to salvage yard customers and/or software vendors, on a per screen basis, multiplied by the number of Buyer customers, on a per screen basis, and including covenants for proper upkeep, and the right to use the name "Hollander Interchange" in reference to the Hollander Interchange and the updates thereto, in such form as Buyer and Seller shall mutually agree. Hollander Interchange updates shall be provided to Buyer, pursuant to the Hollander Interchange License, no later than such updates are provided to Seller's salvage yard customers. In addition, as part of such license, Seller shall agree to provide Buyer with information and specifications sufficient to build a communications interface for use in connection with Seller's Yard Management System.

          (g) Buyer's Additional Licenses. Seller shall also provide to Buyer a copy of, and non- exclusive license to, all computer programs and databases, and a list of and sources for all information, used by Seller to update the Hollander Interchange; provided, however, such license shall prevent Buyer from reproducing and selling the copyright protected format of Seller's printed, book form of the Hollander Interchange, though such license shall not otherwise restrict Buyer from producing and selling the Hollander Interchange in any form, including printed, book form.

          (h) Conveyancing Documents. Seller shall have executed and delivered to Buyer an Assignment and Assumption Agreement (the "Assignment and Assumption Agreement") and a Bill of Sale (the "Bill of Sale"), in each case, in such form as Buyer and Seller shall mutually agree, and such other good and sufficient instruments of transfer as Buyer may reasonably request and conveying and transferring to Buyer title to the Assets.

          (i) [Intentionally Omitted].

          (j) Nusbaum License. Seller shall have granted to Buyer an exclusive license, which excludes Seller's use thereof, to its interest in the products described on Schedule 8.1(j) hereof at the respective costs specified in
Schedule 8.1(j) hereof.

          (k) Lien Searches. Seller shall have delivered to Buyer lien searches for federal and state tax liens, judgment liens, and other liens on standard form of Request for Information (Uniform Commercial Code Form UCC-1) for entries in the name of Seller (including under any assumed names) completed and certified by the Secretaries of State of the states of Alabama and Minnesota and the Clerks for the counties of Lauderdale and Hennepin, respectively, dated no earlier than thirty days prior to Closing Date and showing the absence of any such liens on the Assets (other than Permitted Liens).

          (l) Other Documents. Seller shall have delivered such additional information and materials as Buyer shall reasonably request.

          8.2 Conditions Precedent to the Obligations of Seller to Complete the Closing. The obligations of Seller to enter into and complete the Closing are subject to the fulfillment on or prior to the Closing Date, of the following conditions, any one or more of which may be waived by Seller:

          (a) Representations, Warranties and Covenants. The representations and warranties of Buyer contained in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date except as expressly stated herein to be made as of a specified date, and any representation or warranty made as of a specified date earlier than the Closing Date shall have been true and correct in all material respects on and as of such earlier date. Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

          (b) Consents, Waivers, Licenses, Filings, etc. All consents, approvals, authorizations, licenses, registrations, declarations or filings necessary to permit Buyer and Seller to perform their obligations under this Agreement and to consummate the transactions contemplated hereby (a) shall have been duly obtained, made or given, (b) shall be in form and substance reasonably satisfactory to Buyer, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Body necessary for the consummation of the transactions contemplated by this Agreement shall have occurred, except where the failure to obtain, do or achieve or make any of the foregoing (or in lieu thereof waivers) would not reasonably be expected, individually or in the aggregate with other such failures, to materially adversely affect Seller. The applicable waiting period, if any, under the HSR Act in respect of the transactions contemplated hereby shall have expired and the transactions contemplated hereby shall have been approved by the FTC.

          (c) Injunction, etc. At the Closing, there shall not be any Order outstanding against any party hereto or Law promulgated that prevents the consummation, and no Action or Proceeding shall be pending or threatened against a party hereto which questions the legality of, seeks to restructure or to restrain or prevent the consummation of, the transactions contemplated by this Agreement or any of the conditions to the consummation of the transaction contemplated by this Agreement which, in the case of any such Order, Law or Action or Proceeding, would reasonably be expected to materially adversely affect Seller.


          (d) Closing Certificate of Buyer.

          (i) Buyer shall have delivered to Seller a certificate signed by an authorized officer of Buyer, dated the Closing Date, as to the matters set forth in Section 8.2(a) and in form and substance reasonably satisfactory to Seller.

          (ii) Buyer shall have delivered to Seller a statement signed by the Secretary of the Buyer, dated the Closing Date, (A) certifying the Buyer's certificate of incorporation, (B) by-laws in effect at the Closing Date, and (C) all corporate resolutions adopted in respect of this transactions contemplated by this Agreement.

          (e) Conveyancing Documents. Buyer shall have executed and delivered to Seller the Assignment and Assumption Agreement and the Bill of Sale.

          (f) AutoInfo Interchange License. Buyer shall have executed and delivered to Seller a non-exclusive, paid-up license to the AutoInfo Interchange as in existence on the date hereof, excluding supplier and service contracts, research and development and other tangible and intangible assets used in the development and maintenance of the AutoInfo Interchange, in such form as Buyer and Seller shall mutually agree.

          9.     Post Closing Agreements.

          9.1 Employee Benefits. Seller shall pay directly to each employee of the ARISB Business that portion of all benefits (including the arrangements, plans and programs set forth in Schedule 5.7) which has been accrued on behalf of that employee (or is attributable to expenses properly incurred by that employee) as of the Closing Date, and Buyer shall assume no liability therefor. No portion of the assets of any Plan or any other plan, fund, program or arrangement, written or unwritten, heretofore sponsored or maintained by Seller (and no amount attributable to any such plan, fund, program or arrangement) shall be transferred to Buyer, and Buyer shall not be required to continue any such plan, fund, program or arrangement after the Closing Date. The amounts payable on account of all benefit arrangements (other than as specified in the following subsections) shall be determined with reference to the date of the event by reason of which such amounts become payable, without regard to conditions subsequent, and Buyer shall not be liable for any claim for insurance, reimbursement or other benefits payable by reason of any event which occurs prior to the Closing Date. All amounts payable directly to employees, or to any fund, program, arrangement or plan maintained by Seller therefor shall be paid by Seller within 30 days after the Closing Date to the extent that such payment is not inconsistent with the terms of such fund, program, arrangement or plan. All employees of Seller who are employed by Buyer on or after the Closing Date shall be new employees of Buyer and any prior employment by Seller of such employees shall not affect entitlement to, or the amount of, salary or other cash compensation, current or deferred, which Buyer may make available to its employees.

          9.2 Further Information. Following the Closing, each party will afford to the other party, its counsel and its accountants, during normal business hours, reasonable access to the books and records relating to the Assets or the Assumed Liabilities in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (i) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any party or its Affiliates, (ii) to facilitate the preparation of Tax Returns, or (iii) for any other reasonable business purpose. Each party hereto and its agents shall keep confidential and not disclose any information learned as a result of any examination conducted pursuant to this Section 9.1 to any other Person without the prior consent of the other party unless (i) the disclosure is in response to legal order or subpoena; or (ii) the terms are readily ascertainable from public or published information, or trade sources (without violation of the foregoing provisions of this sentence).

          9.3 Record Retention. Each party agrees that for a period of not less than seven years following the Closing Date, it shall not destroy or otherwise dispose of any of the books and records relating to the Assets or the Assumed Liabilities in its possession with respect to periods prior to the Closing. Each party shall have the right to destroy all or part of such books and records after the seventh anniversary of the Closing Date or, at an earlier time by giving each other party hereto thirty days prior written notice of such intended disposition and by offering to deliver to the other party, at the other party's expense, custody of such books and records as such first party may intend to destroy.

          9.4     Employees.

          (a) Seller shall not prevent, prohibit or restrict or threaten to prevent, prohibit or restrict any person who was employed by Seller in connection with the operation of the Business, or formerly by AutoInfo, Inc., at any time since January 1, 1995, from working for Buyer and shall use its best efforts to assist Buyer in employing as new employees of Buyer, all persons presently engaged in the ARISB Business who are identified by Buyer prior to the Closing Date. Seller shall terminate effective as of the Closing Date all employment arrangements it has with any such employees. Seller shall not offer any incentive to any such employee to decline employment with Buyer or to accept other employment by Seller or its Affiliates, and shall remove any non-competition or confidentiality restrictions with respect to employment of such employees by Buyer.

          (b) Seller will not offer employment to any employee identified on
Schedule 5.7 for a period of one year from the date on which such employment with Buyer commenced.

          9.5 Transfer Taxes. Seller shall file all necessary documentation and returns with respect to sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar taxes and fees (such taxes and fees, including any interest or penalties thereon, are herein sometimes called "Transfer Taxes"). Seller agrees to indemnify, defend and hold harmless Buyer for any Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement.

          9.6 Use of Names. Except only for the items listed on Schedule 1.1(l) and the rights granted to Buyer pursuant to the Hollander License Agreement, no interest in or right to use any of the names "Hollander," "Hollander Interchange," "Hollander Yard Management System," "EDEN," "ADP Parts Services" or "ADP" or any derivation thereof or any logo, trademarks or trade name in which Seller has any interest (collectively, the "Retained Names and Marks") is being transferred to Buyer pursuant to the transactions contemplated hereby. Buyer will, within 60 days following the Closing Date, remove or obliterate all the Retained Names and Marks from its signs, purchase orders, invoices, sales orders, labels, letterheads, shipping documents, business cards and other materials, and Buyer shall not put into use after the Closing Date any such materials not in existence on the Closing Date that bear any Retained Name or Mark, provided, that Buyer shall be entitled (i) for a period of 30 days following the Closing Date to use any signs, purchase orders, invoices, sales orders, labels, letterheads or shipping documents existing on the Closing Date that bear any Retained Name or Mark, in each case where the removal of any such Retained Name or Mark would be impractical and (ii) for a period of 45 days following the Closing Date, to sell items currently in Inventory that bear any Retained Name or Mark; provided, however, that Buyer shall place a stamp, mark or other notation on any such item that identifies the Business as a business of the Buyer (and not Seller) and if applicable, that such Retained Name or Mark is a registered trademark or trade name.

          9.7 Payments Received. Seller and Buyer each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party, including without limitation any insurance proceeds, and will account to the other for all such receipts. From and after the Closing, Buyer shall have the right and authority to endorse without recourse the name of Seller on any check or any other evidences of indebtedness received by Buyer on account of the ARISB Business and the Assets transferred to Buyer hereunder.

          9.8 Insurance. With respect to any loss, liability or damage relating to, resulting from or arising out of the conduct of the ARISB Business on or prior to the Closing Date for which Seller would be entitled to assert, or cause any Affiliate or other person or entity to assert, a claim for recovery under any policy of insurance maintained by or for the benefit of Seller or any Affiliate thereof in respect of the ARISB Business or the Assets, at the request of Buyer, Seller will use reasonable efforts to assert, or to assist Buyer to assert, one or more claims under such insurance covering such loss, liability or damage if Buyer is not itself entitled to assert such claim but Seller is so entitled. In the case of any damage to or destruction of the Assets occurring prior to Closing that is covered by insurance maintained by Seller or any Affiliate of Seller, Seller shall deliver all insurance proceeds realized therefrom to Buyer at Closing or as soon thereafter as collected by Seller or such Affiliate.

          9.9 Confidentiality. Seller agrees that for a period of two years after the Closing Date, neither it nor any of its Affiliates will, directly or indirectly, disclose, reveal, divulge or communicate to any person or entity other than authorized officers, directors and employees of Buyer, or use or otherwise exploit for its own benefit or for the benefit of anyone other than Buyer, any Confidential Information (as defined below). Seller shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event of disclosure is required by applicable law, Seller shall, to the extent reasonably possible, provide Buyer with prompt notice of such requirement prior to making any disclosure so that Buyer may seek an appropriate protective order. For purposes of this Section 9.9, "Confidential Information" shall mean any confidential information with respect to the conduct or details of the ARISB Business, including, without limitation, methods of operation, customers, and customer lists, products, proposed products, former products, proposed, pending or completed acquisitions of any company, division, product line or other business unit, prices, fees, costs, plans, designs,





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
technology, inventions, trade secrets, know-how, software, marketing methods, policies, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters, except for purposes of this
Section 9.9 to the extent such Confidential Information relates to the Hollander Interchange, Seller shall be entitled to use for its own benefit such Confidential Information. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that the Buyer, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever. In the event that the provisions of this Section 9.9 should ever be deemed to exceed the limitation provided by applicable law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted.

          9.10     Assistance.

          (a) Until the first anniversary of the Closing Date, upon reasonable notice from Buyer, Seller shall provide, at reasonable times and levels, subject to the cost restrictions set forth below, such personnel, information, technical assistance, advice and training to Buyer as are necessary to transfer the Assets and to assist Buyer in developing, maintaining and conducting the ARISB Business as a viable, on-going business. Such assistance shall include reasonable consultation with knowledgeable employees of ADP to satisfy Buyer's management that its personnel are appropriately trained; provided, however, that such assistance shall only be provided to the extent ADP has the ability to do so after the transactions contemplated hereby are complete. Seller shall be entitled to charge Buyer a rate equal to or less than its own direct cost for providing such assistance to Buyer.

          (b) For a period of ten (10) years following the Closing Date, Seller shall not prohibit, prevent or restrict, or threaten to prohibit, prevent, restrict or enforce any contractual arrangements that have the effect of prohibiting, preventing, or restricting any customer or licensee of the Hollander Interchange from accessing, connecting with, or communicating data through, the products of Buyer or its licensees, or the ARA Database Collector, including but not limited to the AutoInfo Communication Systems or any communication system licensed or sold by Buyer or its licensees, the AutoInfo YMS or any yard management systems licensed or sold by Buyer or its licensees, or data collection systems provided by Buyer or its licensees. Seller shall provide to Buyer, for use by Buyer and its licensees, all specifications and information reasonably necessary for Buyer and its licensees to create interfaces with Seller's yard management and communications systems and a paid-up, perpetual, non-exclusive license to Buyer and its licensees to use the Hollander Interchange and future updates of the Hollander Interchange in connection with collection or searching inventory data; and nothing in this paragraph (b) shall require Seller to extend to Buyer or its licensees rights to sell or distribute updates of the Hollander Interchange other than the rights specified in Section 8.1(f); and nothing in this paragraph (b) shall require Seller to create or modify application program interfaces or to alter Seller's existing products other than the rights specified in Section 8.1(f); and nothing in this paragraph (b) shall prohibit Seller from restricting transmission of Hollander Interchange numbers to persons other than Buyer or its licensees; and nothing in this paragraph (b) shall require Seller to repair any customer's HYMS or EDEN product in the event such product's functionality is damaged by the use of any product of Buyer or its licensees.

          9.11 Customer's Right to Switch Systems. Seller shall, until 18 months following the Closing Date, allow, without penalty, any customer who entered into a contract for HYMS or EDEN between April 1, 1995 and the Closing Date, to switch from HYMS to an AutoInfo Yard Management System or any yard management system licensed or sold by Buyer and/or switch from EDEN to the AutoInfo Communication Systems or to any communications systems licensed or sold by Buyer

          9.12 ARA Database Agreement. Seller shall take all action necessary and appropriate, including without limitation providing all notices necessary to the appropriate parties, to (a) terminate the ARA Database Agreement and (b) cease acting as the ARA Database Collector, or otherwise acting as the database collector, as soon as reasonably practicable, but in no event later than September 30, 1998.

          9.13 Bluebird License. Seller shall assist Buyer in obtaining a license for the Superdos operating system from Bluebird Systems.

          9.14 Loss of URG Members. On each of the dates which are six, twelve, eighteen and twenty- four months after the Closing Date, Buyer shall provide Seller with written notice of all members of the class of plaintiffs in the Crawford class action litigation, as more fully described on Schedule 5.10, who used the Hollander Interchange as of the date hereof, who have discontinued being customers of the ARISB Business and who have purchased or are using an inventory management system provided by the United Recyclers Group, or any successor thereto, within the prior six-month period; provided, however, no such member may be counted more than once. Upon receiving such written notice, Seller shall promptly pay, but in any event within 30 days after receiving such written notice, to Buyer an amount in cash equal to $14,384 for each customer listed on such written notice, less the amounts charged by Buyer, directly or indirectly, to such customers in connection with the licensing of the Hollander Interchange for a period of one year; provided, however, that the aggregate amount of such payments shall not, in any event, exceed $2.1 million.





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
          10.     Survival After Closing; Indemnification

          10.1     Indemnification of Buyer.

          (a) Subject to the limitations contained in this Section 10, Seller agrees to indemnify, defend and hold harmless Buyer and any of its Affiliates, directors, officers, employees, agents, successors and assigns (each, a "Buyer Indemnified Party") from and against any and all losses, liabilities, and damages (including punitive or exemplary damages and fines or penalties and any interest thereon), costs and expenses (including reasonable fees and disbursements of counsel) (hereinafter individually, a "Loss" and collectively, "Losses") which arise out of, or result from, (i) any material inaccuracy in or any material breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement or in the officer's certificate delivered by Seller pursuant to Section 8.1(e), (ii) any Excluded Liability, (iii) any failure to comply with any "bulk sales" laws applicable to the transactions contemplated hereby, (iv) the conduct of the ARISB Business or any portion thereof or the use or ownership of any of the Assets prior to the Closing Date; and (v) the license arrangement contemplated by Section 8.1(j) hereof, including without limitation any claims of infringement, tortious interference, breach of contract or otherwise by and Person.

          (b) No claim may be made against Seller for indemnification pursuant to this Section 10.1 with respect to any breach of a representation or warranty, unless the aggregate of all Losses in respect of breaches of representations and warranties of the Buyer Indemnified Parties shall exceed $150,000 and thereafter Seller shall be liable only for such Losses in excess of $150,000; provided, however, that the limitations set forth in this sentence shall not apply to a breach of Seller's representation and warranty contained in the first sentence of Section 5.4(b)(v), Section 5.6, Section 5.16 or Section 5.18. For the purposes of this Section 10, in computing such individual or aggregate amounts of Losses, the amount of each Loss shall be deemed to be an amount net of any insurance proceeds and any indemnity, contribution or other similar payment payable by any third party with respect thereto.

          (c) Each Buyer Indemnified Party shall give Seller prompt written notice of any claim, assertion, event or proceeding (collectively, a "Buyer Claim") by or in respect of a third party of which such Buyer Indemnified Party has knowledge concerning any Loss as to which such Buyer Indemnified Party may request indemnification hereunder or any Loss as to which the $150,000 amount referred to in subsection (b) of this Section 10.1 may be applied. Seller shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such Buyer Claim at its own expense. If Seller elects to assume the defense of any such Buyer Claim, such Buyer Indemnified Party may participate in such defense, but in such case Seller shall retain the right to direct, through counsel of its own choosing, the defense or settlement of any such Buyer Claim and the expenses of such Buyer Indemnified Party shall be paid by such Buyer Indemnified Party. Such Buyer Indemnified Party shall provide Seller with access to its records and personnel relating to any such Buyer Claim during normal business hours and shall otherwise cooperate with Seller in the defense or settlement thereof, and Seller shall reimburse such Buyer Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. If Seller elects to direct the defense of any such Buyer Claim, such Buyer Indemnified Party shall not pay, or permit to be paid, any part of any Loss arising from such Buyer Claim, unless Seller consents in writing to such payment or unless Seller, subject to the last sentence of this subsection (c), withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of Seller is entered against the Buyer Indemnified Party for such Loss. If Seller shall fail to defend any Buyer Claim, or if, after commencing or undertaking any such defense, fails to prosecute or withdraws from such defense, such Buyer Indemnified Party shall have the right to undertake the defense or settlement thereof, at Seller's expense. If such Buyer Indemnified Party assumes the defense of such Buyer Claim pursuant to this subsection (c) and proposes to settle such Buyer Claim prior to a final judgment thereof or to forego appeal with respect thereto, then such Buyer Indemnified Party shall give Seller prompt written notice thereof and Seller shall have the right to participate in the settlement or assume or reassume the defense of such Buyer Claim.

          10.2     Indemnification of Seller.

          (a) Subject to the limitations contained in this Section 10 and without gross-up for Taxes, Buyer agrees to indemnify, defend and hold harmless Seller and any of its Affiliates, directors, officers, employees, agents, successors and assigns (each, a "Seller Indemnified Party") from and against any and all Losses which arise out of, or result from, (i) any material inaccuracy in or any material breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement or in the officer's certificate delivered by Buyer pursuant to Section 8.2(e) or (ii) any Assumed Liability.

          (b) No claim may be made against Buyer for indemnification pursuant to this Section 10.2 with respect to a breach of a representation or warranty, unless the aggregate of all Losses in respect of breaches of representations and warranties of the Seller Indemnified Parties shall exceed $150,000 and thereafter Buyer shall be liable only for such Losses in excess of $150,000. Payments by Buyer to a Seller Indemnified Party pursuant to subsection (a) of this Section 10.3 shall be limited to the amount of any Loss that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment payable to such Seller Indemnified Party by any third party with respect thereto.

          (c) Each Seller Indemnified Party shall give Buyer prompt written notice of any claim, assertion, event or proceeding (collectively, a "Seller Claim") by or in respect of a third party of which such Seller Indemnified Party has knowledge concerning any Loss as to which such Seller Indemnified Party may request indemnification hereunder or any Loss as to which the $150,000 amount referred to in subsection (b) of this Section 10.2 may be applied. Buyer shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such Seller Claim at its own expense. If Buyer elects to assume the defense of any such Seller Claim, such Seller Indemnified Party may participate in such defense, but in such case the expenses of such Seller Indemnified Party shall be paid by such Seller Indemnified Party. Such Seller Indemnified Party shall provide Buyer with access to its records and personnel relating to any such Seller Claim during normal business hours and shall otherwise cooperate with Buyer in the defense or settlement thereof, and the Buyer shall reimburse such Seller Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. If Buyer elects to direct the defense of any such Seller Claim, Buyer shall not pay, or permit to be paid, any part of any Loss arising from such Seller Claim, unless Buyer consents in writing to such payment or unless Buyer, subject to the last sentence of this subsection (c), withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of Buyer is entered against such Seller Indemnified Party for such Loss. If Buyer shall fail to defend any Seller Claim, or if, after commencing or undertaking any such defense, fails to prosecute or withdraws from such defense, such Seller Indemnified Party shall have the right to undertake the defense or settlement thereof, at Buyer's expense. If such Seller Indemnified Party assumes the defense of any such Seller Claim pursuant to this subsection (c) and proposes to settle such Seller Claim prior to a final judgment thereon or to forego appeal with respect thereto, then such Seller Indemnified Party shall give Buyer prompt written notice thereof and Buyer shall have the right to participate in the settlement or assume or reassume the defense of such Seller Claim.

          10.3 Exclusive Provisions; No Rescission. The right to indemnification under Sections 10.1 and 10.2 shall be the sole remedy following the Closing for any breach of any representation. Anything herein to the contrary not withstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Buyer or Seller, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

          10.4 Survival After Closing. The representations, warranties, covenants and agreements of Seller and Buyer contained in this Agreement will survive the Closing (a) indefinitely with respect to the representations and warranties contained in Sections 5.1, 5.2, 5.6, 5.15, 5.16, 6.1, 6.2 and 6.5,
(b) until the fifth anniversary of the Closing Date with respect to the representations and warranties contained in Section 5.13, (c) until sixty (60) calendar days after the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive) with respect to matters covered by Section 5.12, (d) until the second anniversary of the Closing Date in the case of all other representations and warranties contained in this Agreement or any Exhibit or Schedule or other document delivered in connection with the consummation of the transaction contemplated by this Agreement, except that any representation or warranty that would otherwise terminate in accordance with clause (b), (c) or (d) above will continue to survive if a Buyer Claim or Seller Claim (as applicable) shall have been timely given on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved hereunder. Unless a specified period is set forth in this Agreement (in which event such specified period will control), the covenants and agreements in this Agreement will survive the Closing and remain in effect indefinitely.

          10.5 Adjustment to Purchase Price. Any indemnification payment under this Article 10 shall be treated by Seller and Buyer as an adjustment to the Purchase Price.

          11.     Termination of Agreement; Survival.

          11.1 Termination. This Agreement may be terminated prior to the Closing as follows:

          (a) By the mutual written consent of Seller and Buyer;

          (b) By either Seller or Buyer, if the Closing shall not have occurred by January 31, 1998; provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Closing to occur prior to such date; or

          (c) By either Seller or Buyer, if, pursuant to the authority granted to the FTC in the Consent Order, the FTC does not approve the transactions contemplated by this Agreement.

          11.2 Survival. In the event this Agreement is terminated pursuant to Section 11.1, (i) this Agreement shall become null and void and of no further force and effect, except for the provisions of Section 12.2 and 12.4 and (ii) except for such provisions, there shall be no liability on the part of Seller or Buyer or their respective officers, directors or Affiliates; provided, however, that if such termination shall result from the wilful breach by a party of the provisions contained in this Agreement such party shall be fully liable for any and all damages, costs and expenses sustained or incurred by the other party hereto as a result of such breach.

          12.     Miscellaneous.

          12.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

          "Accounts Receivable" has the meaning set forth in Section 1.1(a)

          "Acquired Business" has the meaning set forth in the forepart of this Agreement.

          "Acquisition Proposal" has the meaning set forth in Section 7.1(e).

          "Action or Proceeding" means any action, suit, proceeding or arbitration by any Person, or any investigation or audit by any Governmental or Regulatory Body.

          "Affiliate," means with respect to any Person, any other Person controlling, controlled by or under common control with such first Person.

          "Assets" has the meaning set forth in Section 1.1.

          "Assignment and Assumption Agreement" has the meaning set forth in
Section 8.1(h).

          "Assumed Liabilities" has the meaning set forth in Section 1.3.

          "AutoInfo Communication Systems" means the ORION, ORION/RTS, AutoMatch, AutoXchange and ORION Exchange communication systems used for the buying and selling of used auto parts and assemblies, including source codes, application program interfaces, data formats and communication protocols, customer, supplier and service contracts, goodwill, research and development and other tangible and intangible assets relating thereto, and Seller's rights and obligations with respect to current and former subscribers to CalQwik.

          "AutoInfo Interchange" means the numeric indexing system used to identify automotive parts and assemblies and their ability to be interchanged and includes all updates to the AutoInfo Interchange and includes supplier and service contracts, research and development, and other tangible and intangible assets used in the development and maintenance of the AutoInfo Interchange.

          "AutoInfo Parts Locator" means the AutoInfo Parts Locator, a computerized on-line telephone service that is offered to the automobile casualty insurance industry, which uses ORION/RTS, and software that provides access to the ORION/RTS database, customer, supplier and service contracts, customer lists, goodwill, research and development and other tangible and intangible assets used in the development, maintenance, sale or licensing of the AutoInfo Parts Locator.

          "AutoInfo Yard Management System" means Checkmate, Checkmate Jr., Classic, the BidPad, PartPad, accounting and management modules and any other salvage yard management systems developed, maintained, sold or licensed by AutoInfo, Inc., and subsequently by Seller, including source codes, application program interfaces, data formats and communication protocols, customer, supplier and service contracts, goodwill, research and development and other tangible and intangible assets relating thereto.

          "ADP" means Automatic Data Processing, Inc.

          "ARA" means the Automotive Recyclers Association.

          "ARA Database Agreement" means the February 27, 1996, "Amended and Restated Agreement Regarding the ARA International Database by and between Automotive Recyclers Association and ADP Claims Solutions Group, Inc." and any addenda thereto.

          "ARA Database Collector" means the rights and obligations to act as the manager and operator of the Automotive Recyclers Association International Database pursuant to the ARA Database Agreement.

          "ARISB Business" has the meaning set forth in the forepart of this Agreement.

          "ARISB Contracts" has the meaning set forth in Section 5.4(d).

          "Bill of Sale" has the meaning set forth in Section 8.1(h).

          "Business" has the meaning set forth in the forepart of this Agreement.

          "Business Day" means any day on which commercial banks are not authorized or required by law to close in New York, New York.

          "Business Licenses" has the meaning set forth in Section 1.1(f).

          "Buyer" has the meaning set forth in the forepart of this Agreement.

          "Buyer Claim" has the meaning set forth in Section 10.1(c).

          "Buyer Indemnified Party" has the meaning set forth in Section
10.1(a).

          "Cash Payment" has the meaning set forth in Section 2.1.

          "Closing" has the meaning set forth in Section 3.1.

          "Closing Date" has the meaning set forth in Section 3.1.

          "Closing Date Net Assets" means the excess of (i) the current assets included in the Assets at the Closing Date over (ii) the current liabilities included in the Assumed Liabilities as of the Closing Date.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Compass" means the Compass Communications Network, the group of voice communication, data, and buying networks to the automobile salvage industry formerly owned by AutoInfo, and customer, supplier and service contracts, goodwill, research and development and other tangible and intangible assets used in the development, maintenance, sale or licensing of the Compass communication systems.

          "Confidential Information" has the meaning set forth in Section 9.9.

          "Confidentiality Agreement" means that certain Confidentiality Agreement dated July 3, 1997 between Seller and Buyer.

          "Consent Order" has the meaning set forth in Section 7.2.

          "Contracts" has the meaning set forth in Section 1.1(e).

          "contracts and other agreements" means all executory contracts, agreements, understandings, indentures, notes, bonds, loans, instruments, leases, mortgages, franchises, licenses or commitments which are legally binding.

          "EDEN" means the Electronic Data Exchange Network.

          "Environmental Claim" means, with respect to any Person, any written notice or claim by any other Person alleging or asserting such Person's liability for investigatory costs, cleanup costs, Governmental or Regulatory Body response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence or release into the environmental, of any Hazardous Material or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

          "Environmental Law" means any Law or Order relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants or toxic or hazardous wastes into the environment.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Excluded Assets" has the meaning set forth in Section 1.2.

          "Excluded Liabilities" has the meaning set forth in Section 1.4.

          "FTC" means the Federal Trade Commission.

          "Final Determination" has the meaning set forth in Section 3.3(c).

          "Financial Statements" has the meaning set forth in Section 5.5.

          "GAAP" means generally accepted accounting principles, consistently applied throughout the specified period.

          "Governmental or Regulatory Body" means any court, tribunal, arbitrator or any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority, official or instrumentality of any such government or political subdivision.

          "Hazardous Material" means any chemicals or other materials or substances which are defined as or included in the definition of "hazardous substances," hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law.

          "Hollander Interchange" means the numeric indexing system developed, maintained and sold or licensed originally by Hollander, Inc., and subsequently by ADP, and used to identify automotive parts and assemblies and their ability to be interchanged and includes all updates prepared by or for ADP up to the date of this Agreement, including but not limited to any interchange developed or updated by ADP since the ARISB Acquisition from the then-existing Hollander Interchange and AutoInfo Interchange data.

          "Hollander Interchange License" has the meaning set forth in Section 8.1(f).

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "HYMS" means the Hollander Yard Management System, originally developed, maintained and sold or licensed by Hollander, Inc., and subsequently developed, maintained and sold or licensed by Seller.

          "Independent Accountant" has the meaning set forth in Section 3.3(c).

          "Intangible Property" has the meaning set forth in Section 1.1(h).

          "Interim Financial Statements" has the meaning set forth in Section 5.5(b).

          "Interim Financial Statements Date" has the meaning set forth in
Section 5.5(c)(iii).

          "Inventory" has the meaning set forth in Section 1.1(c).

          "IRS" means the Internal Revenue Service.

          "Law" means any law, statute, rule, regulation, ordinance and other pronouncement having the effect of law of the United States of America, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Body.

          "Lien" means any lien, pledge, hypothecation, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under a stockholders or similar agreement, encumbrance or any other restriction or limitation whatsoever.

          "Loss" and "Losses" have the meanings set forth in Section 10.1(a).

          "Material Adverse Effect" means a material adverse effect on the results of operation or condition (financial or otherwise) of the ARISB Business.

          "Nusbaum Agreement" means that certain letter agreement between Seller and Howard G. Nusbaum dated January 1, 1994, as amended on January 1, 1995.

          "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Body, in each case whether preliminary or final.

          "Original Business" has the meaning set forth in the forepart of this Agreement.

          "Permitted Lien" means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Financial Statements in accordance with GAAP, and (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to an obligation or liability that is not yet due or delinquent.

          "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental or Regulatory Body or other entity.

          "Plan" means an "employee benefit plan" for purposes of Section 3(3) of ERISA maintained with respect to the Acquired Business and each other employee benefit plan, contract and other arrangement maintained with respect to the Acquired Business, whether or not subject to ERISA.

          "Purchase Price" has the meaning set forth in Section 2.1.

          "Retained Business" has the meaning set forth in the forepart of this Agreement.

          "Retained Names and Marks" has the meaning set forth in Section 9.6.

          "Seller" has the meaning set forth in the forepart of this Agreement.

          "Seller Claim" has the meaning set forth in Section 10.2(c).

          "Seller Indemnified Party" has the meaning set forth in Section
10.2(a).

          "Settlement Agreement" has the meaning set forth in Section 1.4(h).

          "Software" has the meaning set forth in Section 5.4(b)(v).

          "Software Rights" has the meaning set forth in Section 5.4(b)(iii).

          "Statement of Net Assets" has the meaning set forth in Section 3.3(b).

          "Subleases" has the meaning set forth in Section 8.1(e).

          "Tangible Property" has the meaning set forth in Section 1.1(b).

          "Tangible Property Leases" has the meaning set forth in Section
1.1(d).

          "Tax" and "Taxes" means all taxes, charges, levies, fees or other assessments imposed by any federal, state or local taxing authority, including, without limitation, income, gross receipts, excise, property, sales, use, ad valorem, withholding, payroll, employment and franchise taxes other than Transfer Taxes, and any interest, fines, penalties, assessments, or additions to Tax with respect thereto.

          "Tax Return" means any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any federal, state, local or foreign governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

          "Transfer Taxes" has the meaning set forth in Section 9.5.

          "Transitional Services Agreement" has the meaning set forth in Section 8.1(e).

          12.2 Expenses. Except as otherwise expressly provided herein, whether or not the transactions contemplated by this Agreement shall be consummated, each of the parties hereto shall pay its own expenses (including, without limitation, attorney's and accountants' fees and out-of-pocket expenses) incident to this Agreement and the transactions contemplated hereby.

          12.3 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be given personally, telegraphed, telexed, sent by facsimile transmission or sent by prepaid air courier or certified registered mail, postage prepaid. Any such notice shall be deemed to have been given (a) when received, if delivered in person, telegraphed, telexed, sent by facsimile transmission and, in the case of facsimile, confirmed in writing within three
(3) Business Days thereafter, or sent by prepaid air courier or (b) three (3) Business Days following the mailing thereof, if mailed by registered or certified first class mail, postage prepaid, return receipt requested, in any such case as follows (or to such other address or addresses as a party may have advised the other in the manner provided in this Section 12.3):


                 If to Seller:

                 ADP Claims Solutions Group, Inc.
                 210 Crow Canyon Place
                 San Ramon, California 97583

                 Attention:  President
                 Facsimile:  (510) 866-1100

                 with a copy to:

                 Automatic Data Processing, Inc.
                 One ADP Boulevard
                 Roseland, New Jersey  07068

                 Attention:  General Counsel
                 Facsimile:  (201) 994-6700

                 If to Buyer:

                 Cooperative Computing, Inc.
                 6207 Bee Cove Road
                 Austin, Texas  78746

                 Attention:  Michael Lyons, Esq.
                 Facsimile:  (512) 328-6461

                 with a copy to:

                 Hicks, Muse, Tate & Furst, Incorporated
                 200 Crescent Court, Suite 1600
                 Dallas, Texas  75201

                 Attention:  Lawrence D. Stuart, Jr.
                 Facsimile:  (214) 720-7888

                 and

                 Weil Gotshal & Manges LLP
                 100 Crescent Court, Suite 1300
                 Dallas, Texas  75201

                 Attention:  Thomas A. Roberts
                 Facsimile:  (214) 746-7777


          12.4 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Confidentiality Agreement and the agreements, certificates and other documents delivered pursuant to this Agreement contain the entire agreement among the parties with respect to the transactions described herein, and supersede all prior agreements, written or oral, with respect thereto.

          12.5 Waivers and Amendments. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

          12.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of the State of New York, and, by execution and delivery of this Agreement, each of the parties hereto accepts the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

          12.7 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement is not assignable by any party hereto without the prior written consent of the other parties hereto, which shall not be unreasonably withheld, and any other purported assignment shall be null and void; provided, however, that (a) nothing in this Agreement is intended to limit Buyer's ability to sell or to transfer any or all of the Assets following the Closing Date, (b) upon notice to Seller, Buyer may assign or delegate any or all of its rights or obligations under this Agreement to any Affiliate thereof or to any person or entity that acquires all or substantially all of the assets or voting stock of Buyer, and (c) Buyer may make a collateral assignment of its rights under this Agreement to any institutional lender who provides funds to Buyer for the acquisition of the Assets. Seller agrees to execute acknowledgements of such assignment(s) and collateral assignments in such forms as Buyer or Buyer's institutional lender(s) may from time to time reasonably request. In the event of such a proposed assignment by Buyer, the provisions of this Agreement shall inure to the benefit of and be binding upon Buyer's assigns.

          12.8 Specific Performance. The parties recognize that if the Seller refuses to perform under the provisions of this Agreement, monetary damages alone will not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement. If any action is brought by Buyer to enforce this Agreement, the Seller shall waive the defense that there is an adequate remedy at law. In the event of a default by the Seller which results in the filing of a lawsuit for damages, specific performances, or other remedies, Buyer shall be entitled to reimbursement by the Seller of reasonable legal fees and expenses incurred by Buyer.

          12.9 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

          12.10 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

          12.11 Rights of the Parties. Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any person or entity other than the parties hereto and their respective Affiliates any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

          12.12 Brokers. Buyer hereby agrees to indemnify and hold harmless Seller, and Seller hereby agrees to indemnify and hold harmless Buyer, against any liability, claim, loss, damage or expense incurred by Buyer or by Seller, respectively, relating to any fees or commissions owed to any broker, finder, or financial advisor as a result of actions taken by Buyer or by Seller.

          12.13 Further Assurances. From time to time, as and when requested by either party, the other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

          12.14 Transfers. Buyer and Seller will cooperate and take such action as may be reasonably requested by the other in order to effect an orderly transfer of the Assets and the ARISB Business with a minimum of disruption to the operations and employees of the businesses of Buyer and Seller.

          12.15 Exhibits and Schedules. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

          12.16 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

          12.17 Severability of Provisions. If any provision or any portion of any provision of this Agreement or the application of such provision or any portion thereof to any Person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

          12.18 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity hereunder.

          12.19 Bulk Sales Act. The parties hereby waive compliance with the bulk sales act or comparable statutory provisions of each applicable jurisdiction. Seller shall indemnify Buyer and its officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any and all Losses suffered, occurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to the failure of Seller to comply with the terms of any such provisions applicable to the transactions contemplated by this Agreement.

          IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Agreement on the date first above written.



                                          ADP CLAIMS SOLUTIONS GROUP, INC.


                                          By: /s/ GLENN E. STAATS
                                             ----------------------------------
                                             Name:  Glenn E. Staats
                                             Title: President



                                          COOPERATIVE COMPUTING, INC.


                                          By: /s/ ARTHUR WEINBACH
                                             ----------------------------------
                                             Name:  Arthur Weinbach
                                             Title: